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                                                                   EXHIBIT 10.40

                                 PROMISSORY NOTE


$150,000.00                                                 Knoxville, Tennessee
                                                                  August 6, 2003

     FOR VALUE RECEIVED, the undersigned, TENGASCO, INC., a Tennessee corporation and Tengasco Pipeline Corporation, a Tennessee corporation (the "MAKER" whether one or more), promise to pay to the order of Dolphin Offshore Partners, LP, whose address is care of Dolphin Asset Management Corporation, 129 East 17th St., New York, N.Y. its successors and/or assigns (said parties and any subsequent holders hereinafter being collectively called the "HOLDER" at 603 Main Avenue, Suite 500, Knoxville, Tennessee 37902 (or at such other place as the Holder hereof may designate) the principal sum of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00), (the "Principal"), plus interest (the "Interest") at the rate set forth below on the Principal from time to time remaining unpaid.

     Interest on the outstanding Principal balance shall accrue at a rate of twelve percent (12%) per annum based upon a 360-day year. Interest on the unpaid principal shall accrue from date hereof and shall be payable forty-five days after the end of each calendar quarter. The entire unpaid Principal and any accumulated unpaid Interest thereon shall be due (the "Due Date") on January 4, 2004.

     Maker agrees that Maker will pay the principal and all accumulated and unpaid interest in full within ten days of closing of any sale by the Maker of either of the pipelines described on Exhibits A or B attached hereto to any third party. Holder agrees, however, that as to any sale of the pipeline described on Exhibit B which is subject to prior lien in favor of Bank One, N.
A. under Credit Agreement dated November 8, 2001, payment by Maker of this Note shall be made only to the extent funds are released by Bank One as lienholder thereon.

     This Note maybe prepaid without penalty at anytime. This Note is secured by alien on all of Maker's interest either real or personal, tangible or intangible, in that certain undivided interest in pipeline facilities owned by the Company and described in Exhibits A and B attached hereto and incorporated herein by reference.

     l. Default. The happening of any of the following events shall constitute a default hereunder: failure of Maker to pay in full any Principal payment or Interest Payment due hereunder promptly when it becomes due; and the Maker becoming bankrupt, insolvent or if any bankruptcy (voluntary or involuntary) or insolvency proceedings (as said terms "insolvent" and "insolvency proceedings" are defined in the Uniform Commercial Code of Tennessee) are instituted or made by or against Maker, or if application is made for the appointment for a receiver for the Maker or for any of the assets of any Maker, or as assignment is made for the benefit of the Maker's creditors.

     Upon the happening of any event of default as defined herein, the Holder, at its option, may declare the entire unpaid Principal balance of this Promissory Note without notice or demand, together with accrued Interest, to be immediately due and payable without notice or demand. In no event and under no circumstances shall Holder be entitled hereunder to unaccrued or unearned interest or other charges. In the event of default, the then unpaid principal balance hereof shall bear interest from the time of such default at the maximum legal rate permissible.

     In addition to payment of Interest and Principal, if there is a default in this Note, the Holder shall be entitled to recover from the Maker all the Holder's costs of collection, including the Holder's attorneys' fees (whether incurred in connection with any judicial, bankruptcy, reorganization, administrative, appeals or other proceedings and whether such fees or expenses arise before proceedings are commenced or after entry of any judgment), and all other costs or expenses incurred in connection therewith.

     2. Waiver. With respect to the payment hereof, the Maker waives all rights of exemption of property from levy or sale under execution or the process for the collection of debts under the Constitution or laws of the United States or of any state thereof, and demand, presentment, protest, notice of dishonor, suit against any party, and all other requirements necessary to charge or hold any Maker liable hereunder.

     3. Fees and Costs. The Maker agrees to pay all filing fees and taxes, and all costs of collection or securing or attempting to collect or secure the payment thereof, including attorneys' fees, whether or not involving litigation and/or appellate proceedings.
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     4. Remedies. The Holder shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid, unless in writing and signed by the Holder. All rights and remedies of the Holder shall be cumulative. Furthermore, the Holder shall be entitled to all the rights of a Holder in due course of a negotiable instrument. In the event of default, Holder shall have all remedies available to a secured party under the Uniform Commercial Code. Holder shall give Maker ten business days notice in writing of any public or private sale of the property securing this note. Holder shall incur no liability as a result of the sale of the property securing this note, other than for its own negligence, willful misconduct, or bad faith.

     5. Warranty of Title. The seller warrants that the Maker's title to the property is free of any encumbrance other than the interests of Bank One, N. A. as Lender under Credit Agreement dated November 8, 2001.

     6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Tennessee. Any provision of this Note that may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

     7. Notice. Any notice required to be given to any person shall be deemed sufficient if mailed, postage prepaid, to such person's address as set forth in this Note.

     8. Successors and Assigns. The provisions of this Note are binding on the assigns and successors of Maker and shall inure to the benefit of the Holder and its successors and assigns.

     9. Collection. If this Note is not paid upon demand or according to the tenor hereof and strictly as above provided, it may be placed in the hands of an attorney at law for collection. In such event, each party liable for payment thereof, as Maker, endorser, guarantor or otherwise, hereby agrees to pay the holder hereof, in addition to the sums above stated, a reasonable attorneys' fee, whether or not suit be initiated, which fee shall include attorneys' fees at the trial level and on appeal, together with all costs incurred. IN THE EVENT THAT LITIGATION IS INITIATED FOR THE COLLECTION OF THE OBLIGATION EVIDENCED BY THIS NOTE, THEN MAKER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY REGARDING THIS NOTE AND ANY AGREEMENT OR INSTRUMENT SECURING SAME, AND THE PREVAILING PARTY IN SUCH LITIGATION SHALL BE ENTITLED TO AN AWARD FOR COSTS AND REASONABLE ATTORNEYS' FEES INCURRED IN THE LITIGATION, INCLUDING ALL TRIALS AND APPEALS RELATING THERETO.

     Notwithstanding anything to the contrary, in no event, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid balance hereof, or otherwise, shall the amount taken, reserved or paid, charged or agreed to be paid, for the use, forbearance or detention of money advanced pursuant hereto or pursuant to any other document executed in connection herewith, exceed the maximum rate allowed by Tennessee law. If, for any circumstances whatsoever, fulfillment of any obligation hereunder shall cause the effective rate of interest to exceed the maximum lawful rate allowed under Tennessee law, then, ipso facto, obligation shall be reduced to the limit of such validity, and any amounts received by the Holder as interest that would exceed the maximum lawful rate allowed under Tennessee law shall be applied to the reduction of the unpaid principal balance and not the payment of interest. If such excessive interest exceeds the unpaid principal balance, the excess shall be refunded. In determining whether or not the interest paid or payable hereunder exceeds the maximum lawful rate, the Holder may utilize any law, rule or regulation in effect from time to time and available to the Holder. This provision shall control every other provision of all agreements between the undersigned and Holder.


TENGASCO, INC.


By:
     ---------------------------------------------------
     RICHARD T. WILLIAMS, Chief Executive Officer

TENGASCO PIPELINE CORPORATION


By:
     ---------------------------------------------------
     RICHARD T. WILLIAMS, Chief Executive Officer



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    EXHIBIT A TO PROMISSORY NOTE DATED AUGUST 6, 2003 BETWEEN TENGASCO, INC.
AND TENGASCO PIPELINE CORPORATION AS MAKER AND DOLPHIN OFFSHORE PARTNERS, LP AS
                                    HOLDER.

     A six percent (6%) undivided interest in and to Tengasco Pipeline Corporation's right, title, and interest in, to, and under pursuant to the following rights-of-way, leases (other than the right to produce oil or gas under any lease granting pipeline installation and use rights, and/or easements located in Hancock County, Hawkins County, and Sullivan County, Tennessee:

     [PHASE I]: That certain steel pipeline main, 6 inches and 8 inches in diameter, as it has been installed, together with all associated permits, pipeline rights-of-way, and pipeline installation rights under oil and gas leases (but excluding any rights to produce oil and gas leases under any oil and gas lease granting such pipeline installation rights), from a point at the Big Creels Missionary Baptist Church at the intersection of Upper Caney Valley Road and Big Creek Road in Hancock County, Tennessee, extending generally eastward north of the Clinch River, boring under the Clinch River and proceeding generally southward along an existing Tennessee Valley Authority power line easement along and within rights-of-way thereon, which are incorporated by reference for all purposes but without limiting the generality of the foregoing description, proceeding further into Hawkins County, Tennessee, to a point of intersection of the existing installed pipeline with the distribution system of Hawkins County Gas Utility District, a total distance described in this paragraph of approximately 26.0 miles; together with

     [PHASE II]: That certain steel pipeline main 8 inches and 12 inches in diameter as it has been installed, together with a 4-inch supply line already constructed, with all associated contracts, permits, agreements, and pipeline rights-of-way, extending from a point of intersection of the existing installed Phase I pipeline described above with the distribution system of Hawkins County Gas Utility District and proceeding from that point generally eastward along rights-of-way along Highway 11-W, and proceeding further along and within the right-of-way of Highway 11-W in accordance with the permit granted by Tennessee Department of Transportation to Tengasco Pipeline Corporation dated April 11, 2000, and proceeding generally eastwards to a point located on the grounds of Holston Army Ammunition Plant in accordance with the Tenant Use Agreement between Royal Ordinance North America, Inc. (now BAE Systems Ordnance Systems, Inc.) and Tengasco Pipeline Corporation dated June 16, 2000, which agreement is incorporated by reference for all purposes, proceeding to a point on the grounds of the Holston Army Ammunition Plant known as Mead Station, proceeding from that point further both as a 4-inch supply line to Holston Area A and ending at the Area A boilers and as a 12-inch main line generally southward, off the grounds of Holston Army Ammunition Plant and across rights-of-way to and including property owned by Eastman Chemical Company, and proceeding to the point of interconnection with the existing natural gas system owned by Eastman Chemical Company in Kingsport, Sullivan County, Tennessee, a total distance described in this paragraph of approximately 30.4 miles, together with compressors, valves, stations and metering equipment installed to effect deliveries through the pipeline.

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    EXHIBIT B TO PROMISSORY NOTE DATED AUGUST 6, 2003 BETWEEN TENGASCO, INC.
AND TENGASCO PIPELINE CORPORATION AS MAKER AND DOLPHIN OFFSHORE PARTNERS, LP AS
                                    HOLDER.

     An undivided thirty percent interest in and to Tengasco, Inc.'s existing pipeline system, together with all easements, rights of way, and equipment and appurtenances thereunto pertaining, located in Rush County, Kansas, consisting of approximately the following:

         Seven miles of ten-inch diameter steel pipeline;
         Seven and one-half miles of eight-inch diameter steel pipeline; Sixty-nine miles of four-inch diameter steel pipeline;
         Two miles of two-inch pipeline;

     Compressor station and equipment thereon including but not limited to 3 No. 342 CAT motors with a TG2 Aerial Compression Unit.

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